Exhibit 1.02
CONFLICT MINERALS REPORT OF CENTAUR GUERNSEY L.P. INC.
This is the Conflict Minerals Report for Centaur Guernsey L.P. Inc. (“Centaur”) for calendar year 2013 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). The terms the “Company,” “we,” “our,” and “us” refer to Centaur and its consolidated subsidiaries. The minerals covered by this report include columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively “Conflict Minerals”).
We have adopted a Conflict Minerals statement that reflects our goal of achieving “DRC conflict free” determination, where practicable. Our Conflict Minerals statement is posted on the Company’s website www.kci1.com.
Due Diligence
In accordance with Rule 13p-1, we performed due diligence to determine the source and chain of custody necessary to determine Conflict Minerals in the Company’s product offerings. We designed our due diligence measures to conform in all material respects with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (“OECD Framework”).
Our due diligence measures were based on the OECD Framework and extensive communications with our suppliers. The Company, as a purchaser, is many steps removed from the mining of the Conflict Minerals and does not purchase raw ore or unrefined Conflict Minerals. Identifying the presence of Conflict Minerals is a challenge and the origin of Conflict Minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral containing derivatives. Although the smelters and refiners are consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores, during this first reporting year, the Company focused its efforts on its suppliers and contract manufacturers in an effort to build Conflict Mineral awareness, assess the transparency of its supply chain and make initial identification, where possible, of the smelters and refiners in its supply chain. We are implementing a system of internal controls to identify possible sources of Conflict Minerals within our supply chain. A summary of our activities in line with the OECD Framework are outlined below.
The Company has concluded in good faith that during 2013 and with respect to the necessary Conflict Minerals that its products are “DRC conflict undeterminable.” The due diligence procedures performed resulted in the following assertions:

•	We are unable to determine whether or not various components or materials which contribute to our products are "DRC conflict free" or are from recycle or scrap sources.

•	We are making this determination because we do not have sufficient information from suppliers or other sources to conclude where the necessary Conflict Minerals originated.

•
Further, due to this lack of information at this time, we are unable to determine and to describe the facilities used to process those necessary Conflict Minerals or their country of origin. Our efforts to determine the mine or location of origin with the greatest possible specificity included the use of the due diligence measures further described below.

Step 1: Establish strong company management systems

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Adopt and commit to a supply chain statement for minerals originating from conflict-affected and high-risk areas: We have adopted a Conflict Minerals statement that reflects our goal of achieving “DRC conflict free” determination, where practicable. Our Conflict Minerals statement is posted on the Company’s website www.kci1.com.

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Structure internal management systems to support supply chain due diligence: We have established a governance model to oversee the implementation and ongoing management of our Conflict Minerals compliance program that includes a core team which reports progress to the Company’s senior management team. The core team’s objective is to solicit the participation of leadership from the various business sectors and functions to develop, document and maintain a governance structure which enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements.

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Establish a system of controls and transparency over the mineral supply chain: We have implemented a process to evaluate parts and suppliers in the supply chain for potential Conflict Minerals risk. For suppliers who provide parts which contain Conflict Minerals, the Company will request that they complete an Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) template detailing the Conflict Minerals used and smelter location and mine of origin for all parts or assemblies which they provide to us. Master supplier agreements contain language which requires suppliers comply with all applicable regulations, including Dodd-Frank Section 1502.

•	Strengthen company engagement with suppliers: We will communicate our Conflict Minerals statement to all relevant suppliers and will provide supplemental materials for their review.

•	Establish a company level complaint reporting mechanism: The Company has AlertLine on its website available to interested parties to provide information or voice their concerns.

Step 2: Identify and assess risks in the supply chain

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Identify high risk parts and suppliers: We will analyze parts or products for Conflict Minerals and assess the risks they contain Conflict Minerals sourced from the Democratic Republic of Congo or adjoining countries (collectively the “Covered Countries”). Additional scrutiny will be applied to parts with electronic components.

•	Survey the suppliers: We will request that suppliers complete a survey based on the EICC-GeSI template.

•	Collect responses: We will review the responses received and follow-up with any suppliers who did not properly complete the survey.

•	Review supplier responses: We will review survey responses and validate them for completeness and sufficiency. Based on this review, each survey will be assigned a Conflict Minerals status.

•	Aggregate supplier survey responses: We will review aggregate supplier survey responses and report key metrics as part of our Conflict Minerals reporting process.

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Review and assess smelter information: We will conduct a review of summary smelter information to determine if the smelter is certified as conflict free or may present a "red flag" as described in the OECD Framework.

Step 3: Design and implement a strategy to respond to identified risks

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: We have completed an OECD gap analysis and provided a summary of the identified risks and gaps to our senior management with recommended action plans to reduce risks and close gaps.

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Devise and adopt a risk management plan: We will develop a risk mitigation strategy with the goal of systematically reducing the extent of exposure to certain risk and the likelihood of its occurrence.

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Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: We will implement a risk mitigation plan in accordance with our Conflict Minerals program implementation.

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding and risk assessments will take place as part of our annual review of the Conflict Minerals program and following any changes in circumstances.

Step 4: Independent third-party audit of smelter/refiner's due diligence practices

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Review of independent third party audit of the smelter/refiner's due diligence for responsible supply chains of minerals: In accordance with the OECD Framework, the Company intends to rely on EICC and other industry groups to perform independent third-party audits of the smelters/refiner’s due diligence for responsible supply chains of minerals from Covered Countries and contribute to the improvement of smelters/refiners and upstream due diligence practices, including through any institutionalized mechanism to be established at the industry’s initiative, supported by governments and in cooperation with relevant stakeholders.

Step 5: Report annually on supply chain due diligence

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Annually report or integrate into annual sustainability or corporate responsibility reports, where practicable, additional information on due diligence for responsible supply chains of minerals from Covered Countries: We will implement a process to summarize, review, approve and report our compliance results on a timely basis in the Specialized Disclosure Report on Form SD and the related Conflict Minerals Report.

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In accordance with the SEC Conflict Minerals Final Rule paragraph (c)(1)(iv) "For the temporary period specified in Instruction 2 to Item 1.01, following its exercise of appropriate due diligence, a registrant with products that are "DRC conflict undeterminable" is not required to obtain an independent private sector audit of its Conflict Minerals Report regarding the conflict minerals that the registrant is unable to determine did not originate in the Democratic Republic of the Congo or an adjoining country, or that the registrant is unable to determine did not directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country."

Product Description
Products
The Company is a non-operating holding company whose business is comprised of the operations of wholly-owned subsidiaries that commercialize our advanced wound therapeutics and regenerative medicine products. We are a leading global medical technology company devoted to the development and commercialization of innovative products and therapies designed to improve clinical outcomes while helping to reduce the overall cost of patient care. Conflict Minerals are necessary to the functionality or production of our product offerings.
Process Facility
We do not directly source Conflict Minerals which are used in our products, but our products have Conflict Minerals which we source from our suppliers. We have completed a risk assessment and survey process to determine the country of origin for Conflict Minerals. We surveyed our suppliers who provide parts, assemblies or subassemblies which contain or likely contain Conflict Minerals.
Country of Origin
The Company has performed a ‘reasonable country of origin inquiry’ (“RCOI”). As a result of the RCOI process, the Company has concluded in good faith that during 2013:

•	We have manufactured and contracted to manufacture products to which Conflict Minerals are necessary to the functionality or production of such products and;

•	We were not able to conclude the source of raw materials for products we manufacture or contract to be manufactured.

Efforts to Determine Mine or Location of Origin
We performed our due diligence procedures from September 2013 through March 2014 to determine the origin of Conflict Minerals used in the production of our product offerings. We designed and performed our due diligence using a reasonable design and good faith approach as suggested by the OECD. This process included building Conflict Minerals awareness across the supply base. Additionally, we requested that an appropriate supplier representative complete a survey based on the EICC-GeSI template.

Based on the process described above, we received the following results from our RCOI:

Initial Company assessment:	Number of suppliers
Suppliers in scope of Conflict Minerals requirements	57
Suppliers out of scope of Conflict Minerals requirements	47
104

Supplier survey responses:	Number of suppliers
No Conflict Minerals in materials provided to the Company	22
Conflict Minerals do not originate from Covered Countries	2
Conflict Minerals source is unknown	33
57